As filed with the Securities and Exchange Commission on January 28, 2022

Registration No. 333-105820

Registration No. 333-105821

Registration No. 333-118958

Registration No. 333-169047

Registration No. 333-175542

Registration No. 333-211926

Registration No. 333-218064

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-105820

FORM S-8 REGISTRATION STATEMENT NO. 333-105821

FORM S-8 REGISTRATION STATEMENT NO. 333-118958

FORM S-8 REGISTRATION STATEMENT NO. 333-169047

FORM S-8 REGISTRATION STATEMENT NO. 333-175542

FORM S-8 REGISTRATION STATEMENT NO. 333-211926

FORM S-8 REGISTRATION STATEMENT NO. 333-218064

UNDER

THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 Bay Street, Suite 2400
Toronto, Ontario
M5H 2T6, Canada

(Address of Principal Executive Offices, including Zip Code)

Employees’ Stock Bonus Plan

Amended and Restated 1997 Stock Option Plan

Second Amended and Restated 1997 Stock Option Plan

Third Amended and Restated 1997 Stock Option Plan

Deferred Share Unit Plan

Fourth Amended and Restated 1997 Stock Option Plan

2017 Performance and Restricted Share Unit Plan

(Full titles of the plan(s))

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John Sabetti	Brian Boonstra
Fasken Martineau DuMoulin LLP	Davis Graham & Stubbs LLP
333 Bay Street, Suite 2400	1550 17th Street, Suite 500
Bay Adelaide Centre, Box 20	Denver, Colorado 80202
Toronto, Ontario	USA
M5H 2T6	(303) 892-9400
(416) 366-8381

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 filed by Golden Star Resources Ltd. (the “Registrant”) relates to the common shares (without par value) of the Registrant under the registration statements listed below (the “Registration Statements”) concerning shares issuable under certain equity plans. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements in order to deregister any securities registered and unissued under the Registration Statements and to terminate the Registration Statements as to such shares. The approximate number of unissued shares is set forth below with respect to each Registration Statement.

Registration No.	Date Filed	Name of Plan	Number of Shares Originally Registered (1)	Approximate Number of Shares Deregistered (2)
333-105820	June 4, 2003	Employees’ Stock Bonus Plan	116,000	51,553
333-105821	June 4, 2003	Amended and Restated 1997 Stock Option Plan	1,800,000	0	(3)
333-118958	September 14, 2004	Second Amended and Restated 1997 Stock Option Plan	1,200,000	0	(3)
333-169047	August 25, 2010	Third Amended and Restated 1997 Stock Option Plan	2,000,000	333,075	(3)
333-175542	July 14, 2011	Deferred Share Unit Plan	1,500,000	871,582
333-211926	June 9, 2016	Fourth Amended and Restated 1997 Stock Option Plan	2,000,000	2,000,000	(3)
333-218064	May 17, 2017	2017 Performance and Restricted Share Unit Plan	2,200,000	1,816,390

(1)	Share amounts restated to reflect the 5:1 share consolidation completed on October 30, 2018.
(2)	A “0” in this column indicates that all shares originally registered under the registration statement were issued.
(3)	Of the 7,000,000 shares (as adjusted for the 5:1 share consolidation) originally registered under the Registrant’s stock option plan, approximately 2,333,075 shares remain unissued and are being deregistered pursuant to this Post-Effective Amendment No. 1. For presentation purposes only, the 2,333,075 shares to be deregistered have been allocated to the two most recent restatements of the Registrant’s stock option plan.

The shares are being removed from registration and the Registration Statements are being terminated as to such shares because pursuant to the arrangement agreement dated October 31, 2021, as amended by an amending agreement dated November 24, 2021 (the “Arrangement Agreement”), among the Registrant, Chijin International (Hong Kong) Limited (the “Purchaser”), a majority-controlled subsidiary of Chifeng Jilong Gold Mining Co., Ltd. (“Chifeng”), and Chifeng, the Purchaser and its assignee acquired on January 28, 2022 all of the issued and outstanding common shares of the Registrant for cash consideration of US$3.91 per common share.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, China, on January 28, 2022.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Tiehe Chen
Name: Tiehe Chen
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tiehe Chen and Michang Zhang, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tiehe Chen	Chief Executive Officer and Director	January 28, 2022
Tiehe Chen	(Principal Executive Officer)

/s/ Michang Zhang	Chief Financial Officer	January 28, 2022
Michang Zhang	(Principal Financial and Accounting Officer)

/s/ Zhiyong Chen	Director	January 28, 2022
Zhiyong Chen

/s/ Dandan Xu	Director	January 28, 2022
Dandan Xu

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of the registrant in the United States, on January 28, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.